Exhibit 10.2

May 3, 2017

VIA HAND DELIVERY

Jeffrey Buckley

c/o Zynga Inc.

Re:Promotion Letter

Dear Jeff,

Zynga Inc. (the “Company”) is pleased to offer you this promotion letter, which details your new position and details with the Company and renews our commitment to you as a highly-valued employee. Congratulations! Here are the details:

(1)	Title. Effective May 3, 2017, your new title is Chief Accounting Officer.

(2)

Salary. Effective May 3, 2017, your annual base salary is $275,000, less all applicable taxes and deductions required by law. Your salary will be subject to periodic review and adjustment in accordance with the Company’s then-current policies.

(3)

Annual Company Bonus. You will be eligible to participate in the Company’s annual bonus program, subject to the terms, conditions, and eligibility requirements of that program. Your target bonus is equal to 35% of your annual base salary. Whether you receive an annual bonus for any given bonus period, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon the terms and conditions set forth in the applicable bonus program.

(4)

Zynga Stock Units. Subject the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant (the “Plan”), you will be eligible to receive an award of Zynga stock units (“ZSUs”) representing the opportunity to acquire 300,000 shares of the Company’s Class A common stock. The right to vesting and settlement of a ZSU award will be subject to your continued service, the restrictions set forth in the Plan, the terms of the ZSU agreement between you and the Company as approved by the Board (or a committee appointed by the Board), and compliance with applicable securities and other laws. The ZSUs will have a four (4) year vesting term with the following conditions: (x) the vesting commencement date will occur on May 15, 2017; (y) the award vests as to 25% of the ZSUs (rounded down to the nearest whole ZSU) on the first anniversary of the vesting commencement date, with the balance vesting as to 1/16th of the ZSUs (rounded down to the nearest whole ZSU, except for the last vesting installment) every three months thereafter; and (z) in each case subject to your continued service. Each installment of the ZSUs that vests is a “separate payment” for purposes of Section 409A of the Internal Revenue Code. Settlement of any vested ZSUs will occur as soon as practical after vesting occurs (but no later than two and one-half months thereafter), subject to the terms of the applicable equity incentive plan and ZSU agreement.

(5)

Zynga Stock Options.  Subject the terms and conditions of the Plan, you will receive an option to purchase 100,000 shares of the Company’s Class A common stock in the aggregate (the “Options”). The Options will be granted on May 15, 2017 and will have an exercise price equal to the fair market value on the date of grant.  The Options will have a ten (10) year term from their date of grant in which they can be exercised (subject to your continued service and the vesting provisions described below) and will be subject to the terms and conditions of the Plan, compliance with applicable securities and other laws, and option agreement(s) between you and the Company in the form approved by the Board (or a committee appointed by the Board).  The Options will have a four (4) year vesting schedule with the following conditions: (x) the vesting commencement date will occur on May 15, 2017; (y) the Options will vest as to 25% of the shares subject to the Options (rounded down to the nearest whole share) on the first anniversary of the vesting commencement date, with the balance vesting as to 1/16th of the shares subject to the Options (rounded down to the nearest whole share except for the last vesting installment) each three (3) months thereafter; and (z) in each case subject to your continued service.

All other terms and conditions of your employment with the Company, including those contained in your initial Offer Letter and Employee Invention Assignment and Confidentiality Agreement, which you signed, will remain unchanged.

This is an excellent opportunity for you to continue your contribution to the Company and remain a vital part of our future.  Please indicate your acceptance by signing a copy of this letter and returning it to us by May 4, 2017.

Very truly yours,

ZYNGA INC.

/s/ Renee Jackson

Renee Jackson

Vice President, Human Resources

By accepting the above promotion letter from Zynga Inc., I agree to abide by the terms and conditions set out in the above letter, my original offer letter, and any and all policies and regulations of the Company as may be amended from time to time.

Nothing in this letter alters the other terms and conditions of my employment with Zynga and nothing alters the at-will nature of my employment relationship.  This means that both I and Zynga have the right to terminate my employment for any reason, at any time, with or without notice, and with or without cause.

/s/ Jeff Buckley                                             3 May 2017

Jeff BuckleyDate